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                                                                     Exhibit 4.3




                                                             _____________, 2003


Universal Technical Institute, Inc.
10851 North Black Canyon Road, Suite 600
Phoenix, Arizona  85029

Credit Suisse First Boston LLC
Banc of America Securities LLC
Jefferies & Company, Inc.
SunTrust Capital Markets, Inc.
Thomas Weisel Partners LLC

c/o Credit Suisse First Boston LLC
Eleven Madison Avenue
New York, NY   10010-3629


Dear Sirs:

     As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made that is intended to result in the establishment of a public market for Common Stock (the "SECURITIES") of Universal Technical Institute, Inc., and any successor (by merger or otherwise) thereto (the "COMPANY"), the undersigned hereby agrees that from the date hereof and until and including 180 days after the public offering date (the "PUBLIC OFFERING DATE") set forth on the final prospectus used to sell the Securities (the "LOCK-UP PERIOD") pursuant to the Underwriting Agreement, to which you are or expect to become parties, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC. In addition, the undersigned agrees that, without the prior written consent of Credit Suisse First Boston LLC, it will not, during the Lock-up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

     Notwithstanding anything contained herein to the contrary, if (i) during the last 17 days of the initial Lock-up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or
(ii) prior to the expiration of the initial Lock-up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-up Period, then, in each case, the Lock-up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the materials news or material event, as applicable, unless Credit Suisse First Boston LLC waives, in writing, such extension.

     The undersigned hereby acknowledges and agrees that written notice of any extension of the Lock-up Period pursuant to the previous paragraph will be delivered by Credit Suisse First Boston LLC to the Company (in accordance with
Section 12 of the Underwriting Agreement) and that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned. The undersigned further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-up Agreement during the period from the date of this Lock-up Agreement to and including the 34th day following the expiration of the initial Lock-up Period, it will give notice thereof to the Company and will not consummate such

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transaction or take any such action unless it has received written confirmation from the Company that the Lock-up Period (as may have been extended pursuant to the previous paragraph) has expired.

     The exercise of options granted to the undersigned or the conversion or exchange, prior to or upon effectiveness of the registration statement filed with the Securities and Exchange Commission in connection with the offer and sale of the Securities, of shares of the Company's Series A, B, C and D preferred stock currently outstanding and held by the undersigned into shares of Securities will not be subject to or prohibited by this Agreement. Any Securities received upon such exercise of options or upon any conversion or exchange of such shares of preferred stock will nevertheless be subject to this Agreement. Any Securities acquired by the undersigned in the open market or in any issuer directed share program will not be subject to this Agreement. A transfer of Securities to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this Agreement.

     In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.

     This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before March 31, 2004.

                                      Very truly yours,


                                      By: ____________________________________

                                      Name: __________________________________